[LETTERHEAD OF PAUL, HASTINGS, JANOFSKY & WALKER LLP]

May 31, 2007	33428.00005

The Gabelli SRI Fund, Inc.

One Corporate Center

Rye, New York 10580-1422

Ladies and Gentlemen:

We have acted as counsel to The Gabelli SRI Fund, Inc., a Maryland corporation (the “Fund”), in connection with the Fund’s Registration Statement filed on Form N-1A with the Securities and Exchange Commission (the “Registration Statement”) relating to the issuance by the Fund of shares of common stock (the “Shares”) of the following classes of the Fund: Class AAA, Class A, Class C, and Class I.

In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies. We have based our opinion upon our review of the following records, documents and instruments:

(a)           the Fund’s Articles of Amendment and Restatement (the “Charter”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland;

(b)          the Amended and Restated By-Laws of the Fund, certified to us by an officer of the Fund as being the true and complete on the date hereof;

(c)           resolutions of the Fund’s Board of Directors adopted on May 15, 2007 authorizing the establishment of the Fund and the issuance of the Shares, certified to us by an officer of the Fund as being true and complete and in effect on the date hereof; and

(d)           the Registration Statement.

We have relied without independent investigation upon the opinion dated the date hereof of Venable LLP, delivered to the Fund with respect to the questions of law of the State of Maryland. We are not admitted to the practice of law in any jurisdiction but the State of New York and we do not hold ourselves out as experts in or express any opinion as to the laws of other states or jurisdictions except as to matters of federal law.

The Gabelli SRI Fund, Inc.

May 31, 2007

Based on the foregoing and our examination of such questions of law as we have deemed necessary and appropriate for the purpose of this opinion, and assuming that (i) all of the Shares will be issued and sold for consideration at their net asset value on the date of their issuance in accordance with statements in the Registration Statement and in accordance with the Charter, (ii) all consideration for the shares will be actually received by the Fund, and (iii) all applicable securities laws will be complied with, then it is our opinion that, when issued and sold by the Fund, the Shares will be legally issued, fully paid and nonassessable by the Fund.

This opinion is rendered to you in connection with the Registration Statement and is solely for your benefit. This opinion may not be relied upon by you for any other purpose or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent. We disclaim any obligation to advise you of any developments in areas covered by this opinion that occur after the date of this opinion.

We hereby consent to (i) the reference of our firm as Legal Counsel in the Registration Statement and (ii) the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Paul Hastings Janofsky & Walker LLP